SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under
        Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number:     033-66152-02
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                               EQCC TRUST 2002-1
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               (Exact name of registrant as specified in charter)

10401 DEERWOOD PARK BLVD, JACKSONVILLE, FLORIDA 32256            (904) 457-5000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                               EQCC TRUST 2002-1,
                               -------------------
                 EQCC ASSET BACKED CERTIFICATES, SERIES 2002-1
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                 CLASS A-1, CLASS A-1IO, CLASS A-2, CLASS A-2IO
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            (Title of each class of securities covered by this form)


                                      NONE
                                      ----
(Title of all other classes of securities for which a duty to file reports under section 13 or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports

         Rule  12g-4  (a)(1)(i)   [   ]       Rule 12h-3 (b)(1)(ii)  [   ]
         Rule  12g-4  (a)(1)(ii)  [   ]       Rule 12h-3 (b)(2)(i)   [   ]
         Rule  12g-4  (a)(2)(i)   [   ]       Rule 12h-3 (b)(2)(ii)  [   ]
         Rule  12g-4  (a)(2)(ii)  [   ]       Rule  15d-6            [ X ]
         Rule  12h-3  (b)(1)(i)   [ X ]

Appropriate number of holders of record as of the certification or notice date:
                                        44
                                   ----------

   Pursuant to the requirements of the Securities Exchange Act of 1934, EQCC Receivables Corporation, in it's capacity as the Depositor in respect of the
Registrant, has caused this certification /notice to be signed on its behalf by the undersigned duly authorized person




Date:  January  29,  2003            By:  /s/James  B.  Dodd
       ------------------                 ------------------
                                     Name:   James  B.  Dodd
                                     Title:  Vice President and General Counsel
      EquiCredit  Receivables  Corporation,  as  Depositor  of  the  Registrant